EXHIBIT 12.1
      The ratio of earnings to fixed charges was computed as follows:

								Pro Forma	Twelve Weeks Ended		Pro Forma
								Fiscal Year			12 wks
	28 Weeks	26-Week	50 Weeks	Fiscal Year Ended				Ended			Ended
	Ended	Transitional	Ended					June 28,	September 21,	September 20,	Sept. 20
	July 18,	Period Ended	July 3,	July 2,	June 30,	June 29,	June 28,	2006	2005	2006	2006
	2001	July 3, 2002	2002	2003	2004	2005	2006	(unaudited)	(unaudited)	(unaudited)	(unaudited)

	(Dollars in thousands)
Fixed charges:
Interest expense, net(1)	22,044	12,902	28,887	39,007	35,766	34,293	36,999	73,573	8,361	9,039	16,251
Capitalized interest	199	158	328	288	280	538	330	1,846	73	77	339
Amortized premiums, discounts and capitalized expenses related to indebtedness	2,519	1,974	4,133	1,921	3,419	13,292	14,868	14,868	3,425	4,161	4,161
Estimated interest in rental expense(2)	2,119	2,116	3,933	4,438	4,492	4,510	4,607	10,356	1,050	1,032	2,380

Total fixed charges	26,881	17,150	37,281	45,654	43,957	52,633	56,804	100,643	12,909	14,309	23,131

Earnings:
Pretax income (loss) before minority interest(3)	13,526	(11,068)	3,235	17,067	9,963	(2,371)	(5,514)	(33,262)	5,001	(2,835)	(10,337)
Add: Fixed charges (from above)	26,881	17,150	37,281	45,654	43,957	52,633	56,804	100,643	12,909	14,309	23,131
Amortization of capitalized interest	215	200	385	400	400	150	197	2,123	66	74	518
Less: Capitalized interest	199	158	328	288	280	538	330	1,846	73	77	339
Minority interest that had not incurred fixed charges	10	197	205	179	(345)	—	—	—	—	—	—

Total earnings	40,413	5,927	40,368	62,654	54,385	49,874	51,157	67,658	17,903	11,471	12,973
Ratio of earnings to fixed charges	1.5	0.3 (4)	1.1	1.4	1.2	0.9 (4)	0.9 (4)	0.7 (4)	1.4	0.8 (4)	0.6 (4)
Shortfall if below 1.0:1.0		(11,223)				(2,759)	(5,647)	(32,985)		(2,838)	(10,158)

(1)	“Interest expense, net” comprises:

Interest expense (per statement of operations)
Less interest income (per statement of operations)
and OID amortization (per statement of cash flows)
and amortization of debt issuance costs (per statement of cash flows)

(2)	Interest in rental expense estimated at 9% of rent expense historically and 10.15% of rent expense related to the sale leaseback transaction.

(3)	“Pretax income (loss) before minority interest” comprises:

Income (loss) before income expense (benefit) Less minority interest (disclosed as a component of earnings above)

(4)	Earnings were insufficient to cover fixed charges for the 26-week transitional period ended July 3, 2002, the fiscal years ended June 29, 2005 and June 28, 2006, the Pro Forma fiscal year ended June 28, 2006, the twelve week period ending September 20, 2006 and the Pro Forma twelve week period ended September 20, 2006 by approximately $11.2 million, $2.8 million, $5.6 million, $33.0 million, $2.8 million, and $10.2 million, respectively.

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